Exhibit 99.1

RH BECOMES A PARTNER OF THE PREMIER REAL ESTATE PORTFOLIO IN ASPEN

ASPEN SELECTED TO DEVELOP THE FIRST RH ECOSYSTEM, INCLUSIVE OF AN RH GALLERY, RH GUESTHOUSE, RH BATH HOUSE & SPA, RH RESTAURANTS AND RH RESIDENCES

CORTE MADERA, CA--(BUSINESS WIRE)--Jan. 5, 2021—RH (NYSE: RH) announced today the Company is making an initial equity investment of approximately $105 million in connection with real estate development initiatives in Aspen, Colorado. The investment includes properties that will ultimately result in retail locations, hospitality concepts, residential developments, and workforce housing projects.

Aspen has been selected to develop the first RH ecosystem inclusive of an RH Bespoke Gallery, RH Guesthouse, RH Bath House & Spa, RH Restaurants, and our first RH Residences. The RH Gallery on Galena, currently under development, will offer two floors of the RH Interiors, Contemporary, Modern, and RH Ski House collections, plus Interior Design, Architecture, and Landscape Architecture services. Additionally, the Gallery will include a transparent glass rooftop restaurant with views of Aspen Mountain, a Wine & Barista Bar, plus two private dining rooms with fireplaces and retractable roofs. The RH Guesthouse at the Historic Crystal Palace, also currently under construction, will feature guest suites with fireplaces, a live fire restaurant, wine vault, private rooftop pool and dining terrace with views of Aspen Mountain, and the brand’s first RH Bath House & Spa. The RH Residences at the Historic Boomerang Lodge will include up to five fully furnished four bedroom custom homes, and The RH Residence on Red Mountain will be a fully furnished six bedroom home with multiple terraces and an infinity pool with views of downtown, Aspen Mountain and Independence Pass. All of the RH Residences will include membership to the RH Bath House & Spa, plus priority reservations at the brand’s restaurants and private dining venues.

Gary Friedman, Chairman & CEO of RH commented, “We believe Aspen represents a singular opportunity to elevate the RH brand by exposing the world of RH to the world’s most affluent and discerning customers in a single, walkable market.” Mr. Friedman continued, “Additionally, we believe the education RH will gain from a real estate development and ownership perspective will be immeasurable as the brand builds its global ecosystem of products, places, services, and spaces.” Mr. Friedman concluded, “We have long admired the community of Aspen, and are sensitive about designing experiences that respect and retain the town’s unique historical character and charm.”

The equity investment by RH is being funded from its existing cash balances. The Company plans to operate the RH branded businesses mentioned above as part of the Aspen ecosystem and to be a real estate investor and partner for the remaining properties.

Commencing with its Form 10-K filing for fiscal 2020, RH will provide, as part of its ongoing reporting of its results of operations, additional information that enables investors to track the financial results of its real estate development investment activity separated from its other business operations.

RH currently plans to open the RH Gallery on Galena, and the RH Guesthouse at the Historic Crystal Palace, which will include the Company’s first RH Bath House & Spa, in 2022.

ABOUT RH

RH (NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers its collections through its retail galleries across North America, the Company’s multiple Source Books, and online at RH.com, RHModern.com, RHBabyandChild.com, RHTeen.com and Waterworks.com.

CONTACTS

PRESS

Chelsea Allen, callen@RH.com

INVESTOR RELATIONS

Allison Malkin, 203-682-8225, allison.malkin@icrinc.com

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the foregoing: our expectations regarding the real estate development opportunity in Aspen and the benefits of the RH ecosystem initiative, including that it will ultimately result in retail locations, hospitality concepts, residential developments, and workforce housing projects; the offerings and features of the branded elements of the ecosystem including The RH Gallery on Galena, The RH Guesthouse at the Historic Crystal Palace, The RH Bath House & Spa, The RH Residences at the Historic Boomerang Lodge, and The RH Residence on Red Mountain; our belief that Aspen represents a singular opportunity to elevate the RH brand; our belief that the education the Company will gain from a real estate development and ownership perspective will be immeasurable as the RH brand builds its global ecosystem of products, places, services, and spaces; our plans to operate the RH branded businesses as part of the Aspen ecosystem and to be a real estate investor and partner for the remaining properties; our expectation regarding an initial equity investment of approximately $105 million and the potential need for additional equity or other investment by RH; our anticipating timing for the opening of the RH Gallery on Galena, and the RH Guesthouse at the Historic Crystal Palace, which will include the Company’s first RH Bath House & Spa, in 2022; and any statements or assumptions underlying any of the foregoing, and similar statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks related to the global outbreak of the COVID-19 virus and its impact on our business; risks related to civil unrest; risks related to general economic conditions and the housing market as well as the impact of economic conditions on consumer confidence and spending; changes in customer demand for our products; our ability to anticipate consumer preferences and buying trends; consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; our ability to obtain our products in a timely fashion or in the quantities required; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Forms 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.